Exhibit d(1)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (this “Agreement”) is made and entered into and is effective as of April 15, 2015, by and between IndexIQ Trust, a Delaware trust (the “Trust”), and IndexIQ Advisors LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Trust desires to retain the Advisor to render certain investment management services to the portfolios of the Trust, each a series of the Trust (each a “Fund” and, collectively, the “Funds”) as listed on Appendix A hereto, and the Advisor is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                  Obligations of Investment Advisor

(a)                Services. The Advisor agrees to perform the following services (the “Services”) for the Trust:

(1)               manage the investment and reinvestment of the assets of the Fund;

(2)               continuously review, supervise, and administer the investment program of the Fund;

(3)               determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(4)               provide the Trust and the Fund with records concerning the Advisor’s activities under this Agreement which the Trust and the Fund are required to maintain; and

(5)               render regular reports to the Trust’s trustees and officers concerning the Advisor’s discharge of the foregoing responsibilities.

(b)               Control of the Trust. The Advisor shall discharge the responsibilities described in subsection (a) subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations.

(c)                Sub-Advisor and Agents. All Services to be furnished by the Advisor under this Agreement may be furnished through the medium of any managers, officers or employees of the Advisor or through such other parties (including, without limitation, a sub-advisor) as the Advisor may determine from time to time.

(d)               Expenses and Personnel. The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Advisor shall authorize and permit any of its officers, managers and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.

(e)                Books and Records. The Advisor hereby undertakes and agrees to maintain all records not maintained by a service provider or sub-adviser pursuant to their agreements with the Trust or Advisor, in the form and for the period required by Rule 31a-2 under the 1940 Act. All books and records prepared and maintained by the Advisor for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Advisor shall surrender to the Trust and the Fund such of the books and records so requested. The Advisor further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

(f)                Additional Services Provided at the Expense of the Trust. The Advisor agrees, at the expense of the Trust, (i) to prepare all required tax returns of the Trust and the Fund, (ii) to prepare and submit reports to existing shareholders, (iii) to update periodically the prospectuses and statements of additional information of the Trust and (iv) to prepare reports to be filed with the SEC and other regulatory authorities.

2.                  Fund Transactions.

(a)                General. The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Advisor shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution and other factors. As permitted by Section 28(e) of the Securities Exchange Act of 1934 (“Section 28(e)”), the Advisor may pay to a broker which provides brokerage and research services to the Fund an amount of disclosed commission in excess of the commission which another broker would have charged for effecting that transaction. Such practice is subject to a good faith determination that such commission is reasonable in light of the services provided and to such policies as the Trust’s trustees may adopt from time to time. Such services of brokers are used by the Advisor in connection with all of its investment activities, and some of such services obtained in connection with the execution of transactions for the Fund may be used in managing other investment accounts.

(b)               Mixed-Use Services. On occasion, a broker-dealer might furnish the Advisor with a service which has a mixed use (i.e., the service is used both for investment and brokerage activities and for other activities). Where this occurs, the Advisor will reasonably allocate the cost of the service, so that the portion or specific component which assists in investment and brokerage activities is obtained using portfolio commissions from the Fund or other managed accounts, and the portion or specific component which provides other assistance (for example, administrative or non-research assistance) is paid for by the Advisor from its own funds.

(c)                Exclusivity. Where the Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as its other customers (including any other fund or other investment company or advisory account for which the Advisor acts as investment adviser), the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for such other customers in order to obtain the best net price and most favorable execution under the circumstances. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor, as applicable, in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for the Fund.

(d)               Reporting. The Advisor will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(e)                Delegation. The Advisor may delegate or share responsibility for fund transactions and the terms of this Section 2 with a sub-advisor, pursuant to the terms of Section 1(c).

3.                  Compensation of the Advisor. For the services rendered, the facilities furnished and expenses assumed by the Advisor, the Fund shall pay to the Advisor at the end of each calendar month a fee for the Fund calculated as a percentage of the average daily net assets of the Fund at the annual rates set forth in Appendix A of this Agreement. The Advisor’s fee is accrued daily at 1/365th of the applicable annual rate set forth in Appendix A. For the purpose of the fee accrual, the daily net assets of the Fund are determined in the manner and at the times set forth in the Trust’s current prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.

4.                  Status of Investment Advisor. The services of the Advisor to the Trust and the Fund are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Trust and the Fund are not impaired thereby. The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of the Advisor, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.                  Permissible Interests. Trustees, agents, and shareholders of the Trust are or may be interested in the Advisor (or any successor thereof) as managers, officers, members or otherwise; and managers, officers, agents, and members of the Advisor are or may be interested in the Trust as trustees, shareholders or otherwise; and the Advisor (or any successor) is or may be interested in the Trust as a shareholder or otherwise.

6.                  Limits of Liability; Indemnification. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. The Advisor shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Advisor for inclusion therein. The Trust agrees to indemnify the Advisor to the full extent permitted by the Trust’s Declaration of Trust.

7.                  Term. This Agreement shall become effective as stated in the Recitals hereto. Unless terminated as provided in this Agreement, this Agreement shall remain in full force and effect for two years from the date of this Agreement. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for successive periods of one year thereafter provided that such continuance with respect to the Funds is approved at least annually (a) by either the trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds, and (b) in either event, by the vote of a majority of the trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such proposal; provided, however, that:

(a)                the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the Funds;

(b)               the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules promulgated thereunder);

(c)                the Advisor may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Trust and the Funds; and

(d)               the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

8.                  Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by (a) the vote of the holders of a majority of the Fund’s outstanding voting securities and (b) a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

9.                  Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York without regard to the principles of the conflict of laws or the choice of laws.

10.              Representations and Warranties.

(a)                Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Trust as follows:

(i) the Advisor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii) the Advisor is registered as an investment Advisor with the SEC under the Advisers Act, shall maintain such registration in effect at all times during the term of this Agreement, and shall notify the Trust immediately if the Advisor ceases to be so registered; and

(iii) the Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of the Advisor shall certify to the Trust that the Advisor has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Advisor’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Advisor shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Advisor by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

(b)               Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) shares of the Fund are (or will be) registered for offer and sale to the public under the 1933 Act; and (iii) such registrations will be kept in effect during the term of this Agreement.

11.              Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund. (a) No breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Advisor have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

12.              Use of Names. The Trust acknowledges that all rights to the names “MainStay,” “MainStay IQ,” “IndexIQ” and “IIQ” belong to the Advisor, and that the Trust is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

13.              Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

14.              Notice. Notices of any kind to be given to the Trust hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to the Trust at 800 Westchester Avenue, Suite N611, Rye Brook, NY 10573, Attention: Gregory D. Bassuk, or to such other address or to such individual as shall be so specified by the Trust to the Advisor. Notices of any kind to be given to the Advisor hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to the Advisor at Trust at 800 Westchester Avenue, Suite N611, Rye Brook, NY 10573, Attention: Gregory D. Bassuk, or at such other address or to such individual as shall be so specified by the Advisor to the Trust. Notices shall be effective upon delivery.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

INDEXIQ TRUST By: /s/ Adam S. Patti Name: Adam Patti Title: Chairman	INDEXIQ ADVISORS LLC By: /s/ David L. Fogel Name: David Fogel Title: President
ATTEST: _________________________________	ATTEST: _________________________________

Appendix A

Fund	Fee Rate

IQ Hedge Multi-Strategy Plus Fund	0.95% of the average daily net assets